EXHIBIT 99.1

Issuer Free Writing Prospectus Dated September 16, 2008	Registration Statement No. 333-147295 Filed Pursuant to Rule 433 of the Securities Act of 1933
PRESS RELEASE
For further information:
John B. Pelling, III
Vice President – Investor Relations
(708) 498-2013
IR@midwestbank.com
Midwest Banc Holdings, Inc. Announces $110 Million
Noncumulative Convertible Perpetual Preferred Stock Offering to Further Strengthen
Capital Position
MELROSE PARK, IL — (MARKET WIRE) – 09/16/08 — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) announced that it has commenced an offering of 4,400,000 depositary shares, each representing 1/100th of a share of Series B Noncumulative Convertible Perpetual Preferred Stock, for $110 million to improve its current “well-capitalized” regulatory ratios. The underwriters have been granted an over-allotment option on the offering for 600,000 depositary shares, potentially bringing the transaction size to approximately $125 million of new equity capital. The successful completion of this offering, excluding the over-allotment option, would put MBHI’s total risk based capital ratio at approximately 11.5%, among the highest of its Chicago peers. The preferred stock will automatically convert to common stock five business days after receiving shareholder approval to increase the number of authorized shares. Midwest seeks to obtain such approval immediately after the offering. Midwest anticipates this transaction will close in the third quarter.
The additional capital will strategically position Midwest to take advantage of the significant number of consumers and businesses in flux in the Chicago marketplace. “There is so much opportunity in the Chicago area right now,” said James J. Giancola, Chief Executive Officer of Midwest Banc Holdings, Inc. “With the completion of this offering, we will have greater financial resources to capitalize on these market opportunities and continue our plans for growth.”
Midwest is firmly committed to this market and has been expanding its customer base with new accounts in both retail and commercial lines of business. To support and fuel this growth, the bank continues to add new talent to its teams of associates.

6

Midwest also announced several other actions it will take in the third quarter to further strengthen its balance sheet and respond to impacts of current unfavorable market events and conditions:
•	Midwest expects to increase the allowance for loan losses to approximately 1.6% of loans as of September 30, 2008, from 0.9% at June 30, 2008.

•	During the current quarter, Midwest intends to write-down to zero its previously disclosed $67 million position in government sponsored Fannie Mae and Freddie Mac preferred securities. Midwest is extremely disappointed that the U.S. government has not honored its implied long-standing commitment to these securities. The decline in value in these government sponsored securities has, among other things, negatively impacted Midwest’s market capitalization.

•	As a consequence of the above mentioned decline in market capitalization, Midwest expects during the current quarter to recognize a goodwill impairment charge, currently anticipated to be $80 million. This non-cash charge will not impact Midwest’s current regulatory and tangible capital position.
Midwest also has suspended the third quarter common dividend. The Board of Directors will consider reinstating the dividend in future quarters based on earnings levels and financial condition, regulatory limitations, tax considerations, the economic environment and other factors; however future dividend declarations are discretionary and there is no assurance that Midwest will do so.
Friedman, Billings, Ramsey & Co., Inc. and Keefe, Bruyette & Woods, Inc. are serving as joint book running managers on the noncumulative convertible perpetual preferred stock offering. Howe Barnes and Fox-Pitt Kelton are co-managers in the offering. The offering will be made under Midwest’s shelf registration statement filed with the Securities and Exchange Commission.
Midwest Banc Holdings has filed a registration statement (including prospectus and a preliminary prospectus supplement dated September 16, 2008) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (or any updates thereto) and other documents Midwest has filed with the SEC for more complete information about Midwest and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Midwest, any Underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it copies of which may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street North, Suite 1800, Arlington, VA 22209 and Keefe, Bruyette & Woods, Inc. at The Equitable Building, 787 Seventh Avenue, 4th floor, New York, NY 10019, Attn: Prospectus Department, or by calling 1-800-221-3246.
The depositary shares are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

7

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.
About Midwest Banc Holdings, Inc.
Midwest Banc Holdings, Inc., with $3.7 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. The principal operating subsidiaries of Midwest Banc Holdings, Inc. are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. Midwest has 29 banking offices and operates 31 ATMs. Midwest is a member the Allpoint®/STARsf® surcharge-free network. Midwest customers have access to thousands of surcharge-free ATMs nationwide, with over 1,000 ATMs in the Chicagoland area.
Information on Midwest products, services and locations is available at: www.midwestbanc.com
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

8